EXHIBIT 99.1

Press Release Dated March 1, 2017

Geron Corporation Reports Fourth Quarter and Annual 2016 Financial Results

Conference Call Scheduled for 4:30 p.m. ET Today, March 1

MENLO PARK, Calif., March 1, 2017 -- Geron Corporation (Nasdaq: GERN) today reported financial results for the fourth quarter and year ended December 31, 2016 and recent events.

Fourth Quarter and Year-End 2016 Results

For each of the fourth quarter of 2016 and 2015, the company reported a net loss of $8.5 million, or $(0.05) per share. For 2016, the company reported a net loss of $29.5 million, or $(0.19) per share, compared to net income of $46,000, or $0.00 per share, for 2015. The company ended 2016 with $129.1 million in cash and investments.

Revenues for the fourth quarter of 2016 were $94,000 compared to $220,000 for the comparable 2015 period. Revenues for 2016 were $6.2 million compared to $36.4 million for 2015. Revenues for 2016 included the full recognition of an upfront payment of $5.0 million from Janssen Pharmaceuticals, Inc. under a license agreement for certain rights to the company’s specialized oligonucleotide backbone chemistry and novel amidates. Revenues for 2015 included the full recognition of the $35.0 million upfront payment from Janssen Biotech, Inc. (Janssen) as collaboration revenue upon the company’s transfer of the imetelstat license rights and completion of technology transfer-related activities outlined under the imetelstat collaboration agreement with Janssen. The upfront cash payment was received in December 2014 and recorded as deferred revenue at that time.

Total operating expenses for each of the fourth quarter of 2016 and 2015 were $8.9 million. Total operating expenses for 2016 were $36.8 million compared to $36.9 million for 2015. Operating expenses for 2015 included restructuring charges of $1.3 million in connection with the company’s organizational resizing announced in March 2015.

Research and development expenses for the fourth quarter of 2016 were $4.1 million compared to $4.0 million for the comparable 2015 period. Research and development expenses for 2016 were $18.0 million compared to $17.8 million for 2015. The increase in research and development expenses in 2016 compared to 2015 primarily reflected the net result of higher costs for the company’s proportionate share of clinical development expenses under the imetelstat collaboration with Janssen, partially offset by reduced personnel-related costs resulting from the March 2015 organizational resizing and lower costs for the manufacturing of imetelstat drug product.

General and administrative expenses for the fourth quarter of 2016 were $4.8 million compared to $4.9 million for the comparable 2015 period. General and administrative expenses for 2016 were $18.8 million compared to $17.8 million for 2015. The increase in general and administrative expenses in 2016 compared to 2015 primarily reflected the net result of higher non-cash stock-based compensation expense and an increased allocation of facilities and other overhead costs to general and administrative activities, partially offset by lower consulting and legal costs.

Interest and other income for the fourth quarter of 2016 was $321,000 compared to $196,000 for the comparable 2015 period. Interest and other income for 2016 was $1.2 million compared to $677,000 for 2015.

The increase in interest and other income for 2016 compared to 2015 primarily reflected higher yields on the company’s marketable securities portfolio.

“In 2016, the imetelstat program progressed with the ongoing clinical trials in patients with myelofibrosis and myelodysplastic syndromes being conducted by Janssen, as well as through a range of preclinical and translational studies in collaboration with academic scientists around the world,” said John A. Scarlett, M.D., Geron’s President and Chief Executive Officer. “2017 will be another important year for imetelstat. We expect Janssen to conduct the second internal reviews of data from IMbark and IMerge to inform Janssen’s decisions regarding further development plans for the drug, including prospects around dosing in IMbark and opening the Phase 3 part of IMerge. We expect Janssen’s decision-making to occur in the second quarter of 2017.”

2016 EVENTS SUMMARY

Imetelstat Clinical Development by Janssen

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In January, the first patient was dosed in IMerge, a Phase 2/3 clinical trial to evaluate imetelstat in transfusion dependent patients with IPSS low or intermediate-1 risk myelodysplastic syndromes (MDS) who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). IMerge is the second clinical trial to be initiated and conducted by Janssen under the terms of the exclusive worldwide imetelstat license and collaboration agreement between Geron and Janssen. The first, IMbark, was designed to evaluate two dose levels of imetelstat in patients with intermediate-2 or high risk myelofibrosis (MF) who have relapsed after or are refractory to prior treatment with a JAK inhibitor.

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In September, Janssen completed planned internal reviews of data from IMbark and IMerge. As a result of these data reviews, both trials are continuing in order to obtain additional and more mature data. While patients remaining in the treatment phase of IMbark and IMerge continue to be dosed with imetelstat, new patient enrollment in both trials is suspended until completion of the second internal data reviews.

Publications and Presentations

●

In March, Blood Cancer Journal published clinical safety and efficacy data on imetelstat from patients with a form of MDS known as refractory anemia with ringed sideroblasts (MDS-RARS) enrolled as part of the Mayo Clinic Pilot Study. The data included nine patients enrolled in the study cohort, classified as having either IPSS intermediate-1 or intermediate-2 risk disease. Three of the eight (37.5%) patients who were dependent on red blood cell transfusions at study entry became transfusion independent for at least eight weeks. The median duration of transfusion independence was 28 weeks (range: nine weeks to 37 weeks).

●	At the American Association for Cancer Research annual meeting in April, non-clinical data on imetelstat were presented describing:

○ Results from a study in which imetelstat treatment of acute myeloid leukemia (AML) cell lines enhanced the effects of hypomethylating agents currently used for the treatment of AML.

○

Results from non-clinical studies that provide further evidence of potential on-target mechanisms of telomerase inhibition by imetelstat underlying the reduction in platelets observed in previously conducted imetelstat clinical trials.

●	At the American Society of Hematology annual meeting in December, data related to the imetelstat program were presented describing:

○

Results from a non-clinical study showing that treatment with imetelstat prolonged overall survival of AML xenografts derived from nine out of 15 individual patient samples compared to saline-treated controls.

○

An analysis of treatment patterns and outcomes of patients with MF from two United States medical health insurance claims databases showing a median overall survival of seven months among patients who failed or discontinued frontline ruxolitinib.

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Telomere length dynamics from the prior Geron-sponsored proof-of-concept study in patients with essential thrombocythemia (ET) showing that in 10 out of 13 patients, telomere length in granulocytes was higher after nine months of treatment with imetelstat and the change correlated with the reduction of JAK2V617F mutational burden, suggesting that imetelstat may suppress neoplastic clones and favor recovery of normal hematopoiesis in these patients.

○

A preliminary investigation suggesting that imetelstat treatment reduces the number of leukemia progenitor cells detected in bone marrow from xenograft models of chronic myeloid leukemia in blast crisis.

These publications and posters are available through the Publications page in the R&D section of Geron’s website (www.geron.com).

Intellectual Property

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In July, U.S. patent 9,375,485 related to imetelstat was issued by the U.S. Patent and Trademark Office with claims covering the use of telomerase inhibitor compounds, including imetelstat, for alleviating at least one symptom of myelofibrosis or myelodysplastic syndromes, including chronic myelomonocytic leukemia, which is expected to remain in force until at least March 2033.

FUTURE EVENTS

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In the first quarter of 2017, Janssen initiated the process for the second internal data reviews for both IMbark and IMerge. The company expects the outcomes from the second internal data reviews, regulatory considerations and the totality of other program information, including the evolving treatment landscapes in MF and MDS, to inform Janssen’s decisions regarding future development plans for imetelstat.

●	Data from the Phase 2 part of IMerge is expected to be submitted by Janssen for presentation at a medical conference in 2017.

Conference Call and Webcast

At 4:30 p.m. ET on March 1, 2017, Geron’s management will host a conference call to discuss the company’s fourth quarter and annual results as well as recent company events.

Participants can access the conference call live via telephone dialing 877-303-9139 (U.S.); 760-536-5195 (international). The conference ID is 53505663. A live audio-only webcast is also available through the Investors section of our website at www.geron.com or at http://edge.media-server.com/m/p/ouvh9xwx. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through April 1, 2017.

About Geron

Geron is a biopharmaceutical company supporting the clinical stage development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) continued conduct by Janssen of IMbark or IMerge and/or any further development of imetelstat; (ii) Janssen obtaining additional or more mature data from IMbark or IMerge; (iii) that Janssen will conduct any additional or further data reviews of IMbark or IMerge, and the timing of such data reviews; (iv) potential outcomes of any data reviews conducted by Janssen; (v) the safety and efficacy of imetelstat; (vi) financial projections and expectations; (vii) patent coverage for imetelstat; (viii) pre-clinical data; and (ix) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether imetelstat will succeed in IMbark and IMerge by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (ii) whether Janssen decides to continue or terminate its development of imetelstat; (iii) Janssen’s ability to collect additional and more mature data from current clinical trials of imetelstat; (iv) whether Janssen continues to conduct IMerge or IMbark; (v) whether health authorities permit the further development of imetelstat; (vi) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; (vii) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit/risk profile of imetelstat to become unacceptable; (viii) the fact that Geron may not receive any milestone, royalty or other payments from Janssen because Janssen may terminate the collaboration agreement for any reason; (ix) the ability of Geron and Janssen to protect and maintain intellectual property rights for imetelstat; (x) whether pre-clinical data has any correlation to clinical results; and (xi) the need for future capital. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s annual report on Form 10-K for the year ended December 31, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

Financial table follows.

GERON CORPORATION
CONDENSED STATEMENTS OF OPERATIONS

	UNAUDITED
	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2016	2015	2016	2015
Revenues:
Collaboration revenue	$—	$—	$—	$35,000
License fees and royalties	94	220	6,162	1,371
Total revenues	94	220	6,162	36,371

Operating expenses:
Research and development	4,120	3,982	18,047	17,831
Restructuring charges	—	—	—	1,306
General and administrative	4,755	4,882	18,761	17,793
Total operating expenses	8,875	8,864	36,808	36,930
Loss from operations	(8,781)	(8,644)	(30,646)	(559)

Unrealized gain on derivatives	—	—	—	16
Interest and other income	321	196	1,192	677
Interest and other expense	(22)	(20)	(83)	(88)
Net (loss) income	$(8,482)	$(8,468)	$(29,537)	$46

Net (loss) income per share:
Basic	$(0.05)	$(0.05)	$(0.19)	$0.00
Diluted	$(0.05)	$(0.05)	$(0.19)	$0.00

Shares used in computing net (loss) income per share:
Basic	159,147,351	158,378,421	159,045,644	158,036,162
Diluted	159,147,351	158,378,421	159,045,644	162,663,894

CONDENSED BALANCE SHEETS

	December 31,	December 31,
(In thousands)	2016	2015
Current assets:
Cash, cash equivalents and restricted cash	$13,078	$21,515
Current marketable securities	102,035	92,524
Other current assets	999	1,853
Total current assets	116,112	115,892

Noncurrent marketable securities	13,954	32,661
Property and equipment, net	183	207
	$130,249	$148,760

Current liabilities	$7,869	$6,634
Stockholders’ equity	122,380	142,126
	$130,249	$148,760

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